Exhibit 99.3


                 MEDCATH RESPONDS TO ARTICLE IN REGIONAL EDITION
                           OF THE WALL STREET JOURNAL

         Charlotte, North Carolina (January 15, 1997) -- MedCath Incorporated (Nasdaq/NM:MCTH) today announced that it disagreed with several points made in a third article about the Company's heart hospital which appeared today in certain regional editions of The Wall Street Journal.

Stephen R. Puckett, president of MedCath said, "I suppose we should be flattered by a national publication's continuing obsession with the day-to-day operations of our little heart hospital in McAllen, Texas. Instead, we're reminded of Don Quixote jousting with windmills, unable to distinguish between fact and fiction. We're just a 60-bed heart hospital trying to prove that capitalism and free enterprise are alive and well in McAllen, Texas. Isn't there any real news out there?"

Mr. Puckett added, "The Wall Street Journal insists on concerning itself with the competitive landscape in McAllen, Texas, while ignoring the remarkable accomplishments of our hospital. Our climb from 0% market share only one year earlier to what the Company believes is a dominant 44% cardiac cath lab market share, with 2,330 patients in its cardiac cath labs and 354 open heart procedures in 1996, is not only proof of our competitive strength, but also validates our strategy. In addition, as of today, our census is 100% -- all 60 patient beds are full, and we have four patients awaiting beds in the Emergency Room."

 Mr. Puckett also stated, "We dispute The Wall Street Journal's contention that 82% of first quarter gross revenue, generated by patients being treated for cardiovascular disease, is not sufficient to establish our facility as a specialty heart hospital. We are well satisfied with this percentage. The remaining 18% revenue contribution is split among our cardiovascular home health agency, 24-hour Emergency Room and other related surgical and support procedures. The article also indicates that 'an increasing number of ailing hernias, kidneys and prostate glands' are being treated in the heart hospital. In fact, during the first quarter of 1997, the heart hospital performed three hernia repairs, no prostate gland procedures and five kidney procedures."

The Wall Street Journal article also implied that two physician departures had a significant effect on the hospital. Mr. Puckett responded by saying, "The hospital's profitability is evidence of the lack of impact. Also, it should be noted that Dr. Villa, one of the two cardiologists, took a leave of absence beginning in August 1996 to move to Florida due to personal family issues and plans to continue his practice at McAllen Heart Hospital upon his return. In his absence, Dr. Villa's patients are being treated by other Valley Cardiology physicians; therefore, there has been no impact on the heart hospital from his departure.





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"In addition, Dr. Koolwal, who left Valley Cardiology P.A. to start an independent practice, was responsible for less than 5% of the cardiovascular procedures performed during the quarter immediately prior to his departure. The group replaced the departed cardiologist by recruiting an additional cardiologist who has already begun practicing in McAllen. No other cardiologists have left, and we have continued to add physicians to our medical staff."

In conclusion, Mr. Puckett said, "We remain convinced that our strategy is sound and the concept viable. Nevertheless, ignoring hard facts and statistics, The Wall Street Journal quoted a short seller who stated that 'this thing looks like a lot of hype.' Actually, we believe the short seller may have been confused. Perhaps, he was referring to this newspaper article when he made that comment."

Statements contained in this press release which are not historical facts may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include construction and development risks associated with heart hospitals; operating losses and negative cash flows during the initial operation of heart hospitals; dependence on physician relationships; dependence on long-term management contracts; fluctuations in quarterly operating results from seasonality, population shifts and other factors; dependence on key management; as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has five additional heart hospitals under development, manages three medical practices comprised of a total of 76 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.

















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